Comparison of change in value of $10,000 investment in Dreyfus Intermediate Term Income Fund Investor shares and the
Merrill Lynch Domestic Master Index

EXHIBIT A:

                Dreyfus
              Intermediate
                  Term          Merrill
                 Income          Lynch
                  Fund          Domestic
   PERIOD      ( Investor        Master
                shares )        Index *

   2/2/96       10,000          10,000
  7/31/96       10,151           9,834
  7/31/97       11,846          10,895
  7/31/98       13,141          11,765
  7/31/99       13,690          12,053
  7/31/00       14,929          12,768
  7/31/01       16,890          14,383

* Source: Lipper Inc.